UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐Soliciting Material Pursuant to §240.14a-12

CENTURY CASINOS, INC.

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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2017

Dear Stockholder:

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Century Casinos, Inc., which will be held on Tuesday, June 13, 2017 at 8:00 a.m. Mountain Time (4:00 p.m. Central European Time). We are pleased to announce that this year’s Annual Meeting will again be a virtual meeting via live webcast on the Internet.  You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/cnty2017.

At the Annual Meeting, you will be asked to vote on proposals to elect one Class II director to our Board of Directors, ratify the appointment of our independent registered public accounting firm,  approve an advisory (non-binding) resolution regarding the compensation of our named executive officers and consider such other business as may properly come before the meeting.

Enclosed is a notice of the Annual Meeting, the proxy statement and proxy card along with a copy of our Annual Report for the 2016 fiscal year.

We encourage you to read the enclosed proxy statement and vote promptly.  If you attend the Annual Meeting, you may vote in person via the Internet even if you previously voted by proxy.  Thank you for your interest and support.

Sincerely,

/s/ Erwin Haitzmann

Erwin Haitzmann

Chairman of the Board of Directors

455 E. Pikes Peak Ave., Suite 210

Colorado Springs, CO 80903

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Century Casinos, Inc., a Delaware corporation, will be convened on Tuesday, June 13, 2017 at 8:00 a.m. Mountain Time (4:00 p.m. Central European Time) via the Internet at www.virtualshareholdermeeting.com/cnty2017, for the following purposes:

1.	To elect one Class II director to our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting in accordance with our bylaws or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person via the Internet by going to the following web address:

www.virtualshareholdermeeting.com/cnty2017

Only those stockholders of record owning shares of our common stock at the close of business on April 17, 2017 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, and at the Annual Meeting.

If you attend the Annual Meeting via the live webcast, go to www.virtualshareholdermeeting.com/cnty2017 at least 15 minutes prior to the start time to register. Click on the link to the audio-only webcast on that page and a script will take you through the steps necessary to access the webcast. You will need to have your proxy card when you access the website. You will be prompted to enter your control number to create and submit an electronic ballot.

Our proxy statement is enclosed. Stockholders who cannot attend the meeting via the Internet should vote by using the enclosed proxy card. Please fill-in, date, sign and return the enclosed proxy card in the enclosed envelope so that your shares may be voted at the meeting. If you attend the meeting via the Internet, you may revoke your proxy and vote in person. Your vote is important.

By order of the Board of Directors,

/s/ Margaret Stapleton

Margaret Stapleton

Executive Vice President and Corporate Secretary

Colorado Springs, Colorado

May 1, 2017

455 E. Pikes Peak Ave., Suite 210

Colorado Springs, CO 80903

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on June 13, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Century Casinos, Inc. for the Annual Meeting of Stockholders (“Annual Meeting”) to be held via the Internet at www.virtualshareholdermeeting.com/cnty2017 on Tuesday, June 13, 2017, at 8:00 a.m. Mountain Time (4:00 p.m. Central European Time), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed materials were first mailed on or about May 1, 2017 to our stockholders of record as of April 17, 2017.

The matters to be brought before the Annual Meeting are proposals to elect one Class II director to our Board of Directors, ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2017, approve an advisory (non-binding) resolution regarding the compensation of our named executive officers and the transaction of such other business that properly comes before the meeting.

All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder directs how a proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not direct how a proxy is to be voted, it will be voted in favor of the election of the one Class II director nominee to the Board named in this proxy statement, for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017, for the approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers and in the proxy holder’s discretion in accordance with our bylaws for any other matters properly presented to be considered at the Annual Meeting. A proxy may be revoked at any time before it is exercised by giving written notice to our Corporate Secretary at the above address or by delivery of a subsequently executed proxy. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a proxy. Stockholders will not be able to vote their shares by phone at the meeting.

Proxies are being solicited by mail, and, in addition, our directors, officers and regular employees (who will not receive any additional compensation) may solicit proxies personally, by telephone, by email, or by special correspondence. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our common stock. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material and in connection with the solicitation of proxies in regard to the proposals brought forward by us and included in this proxy statement will be paid by us.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2017.

This proxy statement and the annual report to stockholders are available at www.proxyvote.com. None of the information contained in our annual report is proxy solicitation material.

VOTING SECURITIES

Only stockholders of record at the close of business on April 17, 2017 will be entitled to vote at the Annual Meeting. On that date, there were 24,461,268 shares outstanding of our common stock, our only class of voting securities. Each share of common stock is entitled to one vote per share. Cumulative voting in the election of directors is not permitted.

The holders of a majority of our issued and outstanding shares of common stock, represented either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting. A vote of the holders of a majority of the common stock present, either in person or by proxy, and entitled to vote, is required to elect the Class II director nominee, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2017 and to approve the advisory (non-binding) resolution regarding the compensation of our named executive officers.

A stockholder entitled to vote may abstain from voting for nominees for director in the election of directors and may abstain from voting on any of the other proposals. Abstentions are counted for purposes of determining a quorum to conduct business. Abstentions will have the effect of a vote “against” a proposal, since an abstention represents a share entitled to vote and is included in the denominator in determining the percentage approved. The inspectors of election will treat broker non-votes, which are shares held by brokers or nominees for which the broker or nominee has no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matters as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, including the election of directors, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

STOCKHOLDER PROPOSALS

If you are a stockholder who wishes to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2018 Annual Meeting of Stockholders, you must submit your proposals to the attention of our Corporate Secretary at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, so that the proposal is received by us no later than January 1, 2018. In order for a stockholder proposal to be properly considered at the 2018 Annual Meeting, our Corporate Secretary must have received notice of the proposal no sooner than December 15, 2017 and no later than February 13, 2018, in accordance with our amended and restated bylaws. Proposals received by us before December 15, 2017 or after February 13, 2018 will be deemed untimely and will not be considered at the 2018 Annual Meeting.

STOCKHOLDER COMMUNICATIONS AND DIRECTOR NOMINATIONS

Stockholders or other interested parties may communicate with our Board, any individual director, or members of any Board committee. Stockholders should send any communications to investor@cnty.com, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

In order to nominate candidates for election to our Board, nominations must be timely received from a stockholder at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, as described above under “Stockholder Proposals”, and must set forth the name, age, business address and residence address of each nominee, the nominees’ principal occupation or employment, the number of shares of our common stock owned by each nominee, and any other information regarding each nominee required to be disclosed by applicable laws. The nomination must also state the name and address of the stockholder making such nominations and the number of shares of common stock owned by such person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes of directors as nearly equal in number as possible. Each director who is elected at an Annual Meeting will be elected for a three-year term expiring at the third Annual Meeting of stockholders after such director’s election. Accordingly, directors of one class only are elected at each year’s Annual Meeting of stockholders. All nominees, if elected, will serve until the expiration of their respective three-year terms or until their successors are duly elected and qualified. Our Board consists of five directors in three classes as follows: (i) two Class I directors, Mr. Robert S. Eichberg and Dr. Dinah Corbaci, whose terms will expire at the 2019 Annual Meeting; (ii) one Class II director, Mr. Peter Hoetzinger, whose term will expire at the 2017 Annual Meeting; and (iii) two Class III directors, Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms will expire at the 2018 Annual Meeting.

Based on the recommendations of our Governance and Nominating Committee, the Board has nominated Mr. Peter Hoetzinger for election as a  Class II director to serve for  a three-year term expiring at the 2020 Annual Meeting of stockholders.

Mr. Hoetzinger is presently a member of the Board of Directors, having served continuously as a director since March 1994.  He has indicated a willingness to serve; however, in the event he becomes unable to serve as a director, all proxies will be voted in accordance with the best judgment of the persons acting under such proxies.

Further information concerning Mr. Hoetzinger, the nominee for the Class II director, is set forth below under “Information Concerning Executive Officers and Directors.”

Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to elect each director. Abstentions effectively count as a vote against a nominee. Broker non-votes will have no effect on the outcome of the proposal. Proxies cannot be voted for a greater number of directors than the number nominated.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEE AS CLASS II DIRECTOR.

INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

Information regarding our Board and other executive officers of the Company as of April 17, 2017 is as follows:

Name	Age	Position Held
Erwin Haitzmann	63	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	54	Vice Chairman of the Board, Co-Chief Executive Officer and President
Robert S. Eichberg	70	Director
Gottfried Schellmann	63	Director
Dinah Corbaci	62	Director
Margaret Stapleton	55	Executive Vice President, Principal Financial/Accounting Officer and Corporate Secretary
Andreas Terler	48	Managing Director of Century Casinos Europe GmbH, Vice President Operations and Chief Information Officer
Nikolaus Strohriegel	48	Managing Director of Century Casinos Europe GmbH and Vice President of Operations

Erwin Haitzmann holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980). Dr. Haitzmann has extensive casino gaming experience ranging from dealer to various casino management positions and has served on numerous casino company boards worldwide. Dr. Haitzmann has been employed full-time by us since May 1993 and has been employed as either our Chief Executive Officer or Co-Chief Executive Officer since March 1994. Dr. Haitzmann has served as a director since March 1994. In determining that Dr. Haitzmann should serve as a director, the Board identified Dr. Haitzmann's extensive experience in the gaming industry and general executive management experience. In determining that Dr. Haitzmann should serve as Chairman of the Board, the Board identified Dr. Haitzmann’s length of service with us, his vast and extensive knowledge of the domestic and international casino industry and his knowledge of our overall business.

Peter Hoetzinger received a Masters degree from the University of Linz, Austria (1986). Thereafter, he was employed in several managerial positions in the gaming industry with Austrian casino companies and has served on numerous casino company boards worldwide. Mr. Hoetzinger has been employed full-time by us since May 1993. He has served as our President since 2000 and our Co-Chief Executive Officer since March 2005. Mr. Hoetzinger has served as a director since March 1994. In determining that Mr. Hoetzinger should serve as a director, the Board identified Mr. Hoetzinger’s extensive experience in the domestic and international casino industry, general executive management experience and his knowledge of our overall business.

Robert S. Eichberg graduated from Bradley University in 1968 with a B.S. Degree in Accounting and is a Certified Public Accountant. He was employed by the public accounting firm of Deloitte & Touche, LLP from 1974 to 1994, ending his tenure there as tax partner. From 1994 to 1996, he served as tax partner for the public accounting firm of Price Bednar LLP. In 1996, he joined the public accounting firm of Causey Demgen & Moore, P.C., where he was employed as  a principal until his retirement in June 2016. Mr. Eichberg has served as a director since January 1997. In determining that Mr. Eichberg should serve as a director, the Board identified Mr. Eichberg’s extensive financial, accounting and general executive management experience.

Gottfried Schellmann graduated from University of Vienna with a Law degree and is a Certified Tax Advisor in Austria. After having worked for several firms, including KPMG Germany, as a tax and accounting manager, he formed Schellmann & Partner in 1993, where he specialized in tax and accounting work for provinces and municipalities in Austria. In 1999, he sold Schellmann & Partner to KPMG and served from 1999 to 2008 as a partner. He was a part of the Confederation Fiscale Europeenne, the umbrella organization of the European Associations of Tax Advisors in Brussels, Germany, from 1994 to 2014, holding roles as a representative on the Tax Committee from 1994 to 2004, Chair of the Indirect Tax Committee from 2005 to 2008, Chair of the Tax Committee from 2009 to 2012 and Vice President from 2013 to 2014. Since 2009, he has been a partner in Mueller & Schellmann, a boutique tax advisory company that he formed with a partner in 2009. He is also currently a member of the Worshipful Company of Tax Advisors in London. He is one of the main co-authors, together with certain officers of the Austrian Ministry of Finance, of the Austrian corporate tax code. Mr. Schellmann has served as a director since January 1997. In determining that Mr. Schellmann should serve as a director, the Board identified Mr. Schellmann’s extensive experience in international taxation, risk management, oversight and his general executive management experience.

Dinah Corbaci holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). After her practice on the Austrian Court in Salzburg, she began working at IBM in 1984 where she served as Account Manager for large Austrian governmental customers. During her tenure at IBM from 1984 to 2009, she was responsible for all Austrian governmental customers concerning their strategic hardware development. As Software Account Manager for Software and Solutions, Dr. Corbaci was responsible for Austrian governmental customers’ application modernization and compliance with guidelines for the use of such software. Since August 2009, Dr. Corbaci has served as managing director of her private consulting firm, Dinah Corbaci Consulting for Information Technology, which she established in 2009. Dr. Corbaci has served as a director since April 2000. In determining that Dr. Corbaci should serve as a director, the Board identified Dr. Corbaci’s extensive experience with e-business solutions, transactions with governmental authorities, risk management, oversight and her general executive management experience.

Margaret Stapleton was appointed Executive Vice President and Principal Financial/Accounting Officer and Corporate Secretary, effective May 2010. She holds a Bachelor of Science degree in Accounting from Regis University, Denver, Colorado (2004) and has over 30 years of experience in corporate accounting and internal audit. Mrs. Stapleton has been employed by us since 2005, including previously serving as our Director of Internal Audit and Compliance from 2005 to 2010.

Andreas Terler is a Graduate Engineer in Applied Mathematics from the University of Graz, Austria (1994). Mr. Terler has more than ten years of casino industry experience. In 2010, Mr. Terler began overseeing our operations in North America, on our cruise ship-based casinos and our Caribbean operations. He has served as our Chief Information Officer since 2006. Mr. Terler has been employed by us since 2006.

Nikolaus Strohriegel received a Masters degree from the University of Vienna, Austria (1996). Mr. Strohriegel is currently overseeing our operations in Poland. Mr. Strohriegel has been employed by us since 2007. He has served as Managing Director of Century Casinos Europe GmbH since January 2009 and as Vice President of Operations since March 2017.

There are no family relationships between or among our directors or executive officers.

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. A complete text of this Code of Business Conduct and Ethics is available on the Corporate – Corporate Governance section of our website (www.cnty.com). Any future amendments to or waivers of the Code of Business Conduct and Ethics will be posted to the Corporate – Corporate Governance section of our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 17, 2017, concerning common stock ownership by (i) beneficial owners of more than five percent (5%) of our outstanding common stock that have publicly disclosed their ownership, (ii) each named executive officer and each member of our Board, and (iii) all of our executive officers and directors as a group. The number of shares indicated as beneficially owned by each person listed below is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership includes shares that may be acquired upon the exercise of options, warrants, rights or conversion privileges that are exercisable on April 17, 2017, or will become exercisable within 60 days of that date (by June 16, 2017). The percentage ownership of each person listed below is based on the 24,461,268 shares outstanding as of April 17, 2017. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons or entities has sole voting and investment power with respect to the shares shown as beneficially owned.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS

Directors and Named Executive Officers

Erwin Haitzmann c/o Century Casinos Europe GmbH Untere Viaduktgasse 2 1030 Vienna Austria/Europe	1,637,500	(a)	6.7%

Peter Hoetzinger c/o Century Casinos Europe GmbH Untere Viaduktgasse 2 1030 Vienna Austria/Europe	1,500,981	(b)	6.1%

Robert S. Eichberg 461 White Horse Trail Palm Desert, CA 92211	94,502	(c)	*

Gottfried Schellmann Riemerschmidg 30 2340 Maria Enzersdorf Austria/Europe	91,500	(d)	*

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS

Dinah Corbaci Blechturmgasse 28/31 1040 Vienna Austria/Europe	68,250	(e)	*

Margaret Stapleton c/o Century Casinos, Inc. 455 E. Pikes Peak Ave., Ste. 210 Colorado Springs, CO 80903	77,701	(f)	*

Andreas Terler c/o Century Casinos Europe GmbH Untere Viaduktgasse 2 1030 Vienna Austria/Europe	60,000	(g)	*

All Directors and Executive Officers as a Group (eight persons)	3,547,523		14.5%

5% or Greater Beneficial Owners

Ariel Investments, LLC 200 E. Randolph Street, Suite 2900 Chicago, IL 60601	3,476,882	(h)	14.2%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	2,499,573	(i)	10.2%

Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,420,012	(j)	9.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,860,057	(k)	7.6%

*Less than 1%.

(a)Flyfish Management & Consulting AG owns 1,300,000 of the reported shares (see “Executive Agreements”). Dr. Haitzmann has options to purchase 337,500 shares of our common stock that are exercisable on or before June 16, 2017.

(b)The Hoetzinger Family Foundation owns 94,397 of the reported shares (see “Certain Relationships and Related Transactions”). Focus Lifestyle and Entertainment AG owns 1,069,084 of the reported shares (see “Executive Agreements”). Mr. Hoetzinger has options to purchase 337,500 shares of our common stock that are exercisable on or before June 16, 2017.

(c)Includes 38,750 shares of our common stock issuable upon exercise of stock options that are exercisable on or before June 16, 2017.

(d)Includes (i) 13,750 shares of our common stock issuable upon exercise of stock options that are exercisable on or before June 16, 2017 and (ii) 15,500 shares of our common stock that Mr. Schellmann has pledged as collateral in connection with a property acquisition.

(e)Includes 32,950 shares of our common stock issuable upon exercise of stock options that are exercisable on or before June 16, 2017.

(f)Includes 71,250 shares of our common stock issuable upon exercise of stock options that are exercisable on or before June 16, 2017.

(g)Includes 60,000 shares of our common stock issuable upon exercise of stock options that are exercisable on or before June 16, 2017.

(h)Based solely on a Schedule 13G/A filed on February 14, 2017. Ariel Investments, LLC has sole voting power with respect to 2,651,523 shares and sole dispositive power with respect to 3,476,882 shares.

(i)Based solely on a Schedule 13G/A filed on January 24, 2017 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Wells Fargo & Company has (i) sole voting and dispositive power with respect to 13,578 shares, (ii) shared voting power with respect to 725,595 shares and (iii) shared dispositive power with respect to 2,485,995 shares.

(j)Based solely on a Schedule 13G/A filed on February 9, 2017. Wellington Management Group LLP has shared voting power with respect to 1,565,071 shares and shared dispositive power with respect to 2,420,012 shares.

(k)Based solely on a Schedule 13G filed on January 30, 2017. BlackRock, Inc. has sole voting power with respect to 1,844,848 shares and sole dispositive power with respect to 1,860,057 shares.

CERTAIN INFORMATION REGARDING THE BOARD

The Board held two meetings during 2016. Each director attended at least 75% of the meetings of the Board and of each committee on which he or she sits. A majority of our directors are independent directors, as required by the NASDAQ Capital Market (“NASDAQ”) listing standards. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relationship between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. In making this determination, the Board adheres to the independence criteria defined by the NASDAQ listing standards and applicable SEC rules. Using these standards, our Board has determined that Robert S. Eichberg, Gottfried Schellmann and Dinah Corbaci qualify as independent directors.

Our policy regarding attendance by members of the Board at our Annual Meeting of stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time.  All Board members attended the 2016 Annual Meeting.

Audit Committee. We have an Audit Committee of the Board, comprised of Robert S. Eichberg (Chairman), Gottfried Schellmann and Dinah Corbaci, which is governed by an Amended and Restated Charter and Powers of the Audit Committee, a current copy of which can be found at www.cnty.com. The Audit Committee selects and appoints our independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and approves the fees of the independent registered public accounting firm. The Audit Committee also reviews the independence of such accountants, our annual and quarterly financial statements and our system of internal controls. During 2016, the Audit Committee held four meetings.

The Board and the Audit Committee believe that the Audit Committee’s current composition satisfies the applicable rules and pronouncements of NASDAQ and the SEC that govern audit committee selection, experience and composition, including the requirement that all audit committee members be “independent directors,” as that term is defined by such rules. The Board has also determined that Robert S. Eichberg is an “audit committee financial expert,” as defined in applicable regulations of the SEC.

Compensation Committee. We have a Compensation Committee of the Board, which is comprised of Dinah Corbaci and Gottfried Schellmann, both of whom are independent Board members. The Compensation Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com.

The Compensation Committee has responsibility to: (i) develop guidelines and review the compensation and performance of our executive officers, and review and approve corporate goals relevant to the compensation of our executive officers in light of our goals and objectives; (ii) determine or recommend to the Board for determination the compensation of the Co-Chief Executive Officers and other executive officers based on this evaluation; (iii) review and discuss with management our annual Compensation Discussion and Analysis; (iv) make recommendations to the Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement; (v) make recommendations to the Equity Incentive Plan Committee with respect to incentive-compensation plans and equity-based plans; (vi) develop plans for management succession; (vii) review major organizational and staffing matters; (viii) review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board; (ix) annually review and reassess the adequacy of the Compensation Committee’s charter and recommend any proposed changes to the Board for approval; (x) annually review the Compensation Committee’s own performance; and (xi) perform any other activities consistent with the Compensation Committee’s charter, our bylaws and applicable laws, rules and regulations that the Compensation Committee or the Board deem appropriate.

The Compensation Committee has the discretion to modify the recommendations and make the final decisions regarding material compensation to executive officers, including base pay, incentive pay (bonus) and equity awards.

The Compensation Committee collaborates with our management team in reviewing the material terms of our existing compensation policies and programs for all employees and believes that such policies and programs do not encourage excessive risk-taking that is reasonably likely to result in a material adverse impact on us.

In fulfilling its responsibilities, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or to one of its members as the Compensation Committee may deem appropriate in its sole discretion, to the extent permitted by NASDAQ and SEC rules and any other applicable rules and regulations. In addition, the Compensation Committee may engage external compensation consultants to assist in setting executive compensation. In 2016, the Compensation Committee engaged an independent advisor to assist the Compensation Committee in redesigning the short-term and long-term incentive program. During 2016, the Compensation Committee held four meetings.

Governance and Nominating Committee.  We have a Governance and Nominating Committee comprised of Gottfried Schellmann (Chairman), Robert S. Eichberg and Dinah Corbaci. The Governance and Nominating Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com.

The Governance and Nominating Committee has responsibility to: (i) develop and recommend to the Board a set of corporate governance principles applicable to us; (ii) advise the Board on corporate governance matters; (iii) develop and recommend to the Board criteria for the selection of candidates to serve on the Board; (iv) establish procedures for the identification and evaluation of any candidate for the Board, including any incumbent director; (v) establish procedures for stockholders to submit potential candidates for election to the Board; (vi) select and approve all nominees for Board membership; (vii) make recommendations as necessary regarding changes in the size and composition of the Board and each Board committee; (viii) make recommendations as necessary regarding the establishment of new Board committees and selection of directors to serve on each committee; (ix) develop and administer an annual Board and committee evaluation process; (x) annually review the Governance and Nominating Committee’s own performance; and (xi) perform any other activities consistent with the Governance and Nominating Committee charter, our bylaws and applicable laws, rules and regulations that the Governance and Nominating Committee or the Board deem appropriate.

The Governance and Nominating Committee will consider director nominees recommended by stockholders under the same procedure used for considering director nominees recommended by management or other directors. See the “Stockholder Communications and Director Nominations” section of this proxy statement for procedures to be followed by stockholders to submit recommendations.

In fulfilling its responsibilities, the Governance and Nominating Committee may engage external consultants. No external consultants were used during 2016. We believe that our current Board members collectively possess diverse knowledge and experience in the disciplines that impact our business. Prior to nominating a new director candidate, our Governance and Nominating Committee considers the collective experience of the existing Board members. Based on this evaluation, the Nominating Committee nominates individuals who it believes can either strengthen the Board's sophistication and experience or further diversify the collective experience represented. Although the Board does not currently have a policy directly addressing director diversity, the Governance and Nominating Committee, guided by the Governance and Nominating Committee's charter, generally assesses the diversity of the Board and the effectiveness of its diversity considerations prior to nominating any additional candidates for director. During 2016, the Governance and Nominating Committee held one meeting.

The general criteria that the Governance and Nominating Committee uses to select nominees are:

∠	Such individual’s reputation for integrity, honesty and adherence to high ethical standards;
∠	Demonstrated business acumen, particularly in the casino industry;
∠	Experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives;
∠	Willingness and ability to contribute positively to our decision making process;
∠	Commitment to understanding us and our industry and to regularly attend and participate in meetings of the Board and its committees;
∠

Interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors, and the general public;

∠	Ability to act in the interest of all stakeholders;
∠

Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director; and

∠	Understanding of the complexity of diverse international business structures.

The Governance and Nominating Committee reviewed the qualifications of Mr. Hoetzinger, whose term expires at the 2017 Annual Meeting, and has recommended to the Board that Mr. Hoetzinger be re-elected to the Board for  a three-year term expiring at the 2020 Annual Meeting.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make that determination based on our particular position and direction and the membership of the Board. The Board has determined that having our Co-Chief Executive Officer Dr. Haitzmann serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Co-Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board. The combined role of Chairman and Co-Chief Executive Officer is balanced by our governance structure, policies and controls. Three of the five members of our Board of Directors satisfy the requirements of independence promulgated by the SEC and NASDAQ, and the Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of our operations and prudent management of risk.

The Board has not appointed a “lead independent director” due to the small size of the Board and because three of the five directors are independent. The Board therefore does not believe that a “lead independent director” would add significant value at this time.

RISK OVERSIGHT

Our Board of Directors administers its risk oversight function directly and through its committees.  The Board has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) reviewing and discussing with management the quarterly and annual SEC filings, (ii) reviewing and discussing with management our business strategies and the related business plan, (iii) monitoring quarterly results, and (iv) reviewing and discussing with management results of our enterprise risk management program.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

The Compensation Committee administers compensation risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also continually works with the input of our executive officers to assess and analyze the most likely areas of future risk for us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the members of the Compensation Committee were Mr. Gottfried Schellmann and Dr. Dinah Corbaci. Neither of these individuals are current or former officers of the Company or any of our subsidiaries. During 2016, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

DIRECTOR COMPENSATION

Directors who are neither our employees nor employees of any of our subsidiaries earn $2,000 for each meeting attended and for each gaming application completed. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

In addition, Mr. Eichberg receives $10,000 per year for his work as Chairman of the Audit Committee.  Mr. Schellmann and Dr. Corbaci each receive an additional $3,000 per year for their work as members of the Audit, Compensation and Governance and Nominating Committees.

During 2016, we did not grant any equity awards to our non-employee independent directors.

The following table sets forth the compensation of our non-employee directors for 2016:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert Eichberg	22,000	-	22,000
Gottfried Schellmann	25,000	-	25,000
Dinah Corbaci	25,000	-	25,000

(1)

As of December 31, 2016, the following non-employee directors held options to purchase the following number of shares of our common stock: Mr. Eichberg  - 45,000 shares; Mr. Schellmann -  20,000  shares; and Dr. Corbaci -  39,200 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2016 Performance and Results. During 2016, we made progress on our business strategy of developing new international gaming opportunities, including acquiring the Apex Casino in Edmonton, Alberta and opening the casino as Century Casino St. Albert in October 2016; and starting casino operations on three new cruise ships.

These actions contributed to our 2016 financial results, as follows:

∠	Net operating revenue for the year ended December 31, 2016 was $139.2 million, a 4% increase compared to the year ended December 31, 2015
∠	Earnings from operations for the year ended December 31, 2016 were $16.2 million, a 2% increase compared to the year ended December 31, 2015
∠

Net earnings attributable to Century Casinos, Inc. shareholders for the year ended December 31, 2016 were $9.2 million, a 20%  decrease compared to the year ended December 31, 2015, which primarily relates to termination of a cruise line concession agreement with Norwegian Cruise Line Holdings (“Norwegian”) in 2015 in which we recorded operating revenue of $4.0 million net of $0.6 million related to assets that were sold as part of the agreement

∠	Adjusted EBITDA* for the year ended December 31, 2016 was $25.8 million, an 13% increase compared to the year ended December 31, 2015
∠	Earnings per share for the year ended December 31, 2016 were $0.38 compared to $0.47 for the year ended December 31, 2015
∠	Our common stock closed at $8.23 on December 31, 2016, a 6% increase compared to the closing price at December 31, 2015

In addition, we were selected by Horse Racing Alberta as the successful applicant to own, build and operate a horse racing facility in the Edmonton market area, which we are planning to operate as Century Mile.

*Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see Item 6. “Selected Financial Data – Non-GAAP Measures – Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2016.

Our named executive officers, along with many of our other employees, have worked diligently on developing these business opportunities, which we believe will contribute significantly to the success of our Company. For additional information, see “2016 Company Business Developments” below.

Overview of Compensation Goals and Objectives

The Compensation Committee is responsible for setting and reviewing the compensation of our named executive officers:

∠	Erwin Haitzmann, Chairman of the Board and Co-Chief Executive Officer
∠	Peter Hoetzinger, Vice Chairman of the Board, Co-Chief Executive Officer and President
∠	Margaret Stapleton, Executive Vice President, Principal Financial/Accounting Officer and Corporate Secretary
∠	Andreas Terler, Managing Director of Century Casinos Europe GmbH, Vice President of Operations and Chief Information Officer

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements.

We base our compensation primarily on our named executive officers’ experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry. The Compensation Committee believes that the compensation program for our named executive officers is designed to reward long-term performance. The Compensation Committee also believes that our compensation program motivates our named executive officers to deliver financial results that meet or exceed our expectations, seek and develop new gaming opportunities, and effectively manage our widespread international operations.

2016 Company Business Developments

During 2016, we made progress on our business strategy of developing new international gaming opportunities. In October 2016, we  acquired the Apex Casino in Edmonton, Alberta, which we renamed and reopened as Century Casino St. Albert (“CSA”).  CSA is a 34,500 square foot casino located on approximately six acres of land that includes 381 slot machines, 11 live table games, 12 video lottery terminals, a restaurant, a bar, a lounge and a banquet facility that can accommodate up to 175 guests. During 2016, we started casino operations on three new cruise ships. In addition, in September 2016, we were selected by Horse Racing Alberta as the successful applicant to own, build and operate a horse racing facility in the Edmonton market area, which we are planning to operate as Century Mile. The Century Mile project is expected to cost approximately CAD 50.0 million ($37.2 million based on the exchange rate in effect on December 31, 2016) and construction is expected to take approximately 15 months to complete once financing and certain governmental approvals are obtained.

These actions contributed to improved 2016 financial results in all categories except net earnings attributable to Century Casinos, Inc. shareholders and earnings per share. Improved financial results were as follows: (i) net operating revenue for the year ended December 31, 2016 was $139.2 million, a 4% increase compared to the year ended December 31, 2015; (ii) earnings from operations for the year ended December 31, 2016 were $16.2 million, a 2% increase compared to the year ended December 31, 2015 and (iii) Adjusted EBITDA for the year ended December 31, 2016 was $25.8 million, a 13% increase compared to the year ended December 31, 2015. Net earnings attributable to Century Casinos, Inc. shareholders for the year ended December 31, 2016 were $9.2 million, a decrease of 20% compared to the year ended December 31, 2015, and earnings per share for the year ended December 31, 2016 were $0.38 compared to $0.47 for the year ended December 31, 2015. The decreases in 2016 were primarily due to the $4.0 million received during the year ended December 31, 2015 under a termination agreement with Norwegian, pursuant to which we agreed to terminate our concession agreements relating to eight ship-based casinos in 2015.

Recent Developments in Our Compensation Program

2016 Equity Incentive Plan

At our Annual Meeting of Stockholders held on June 9, 2016, our stockholders approved our 2016 Equity Incentive Plan (the “2016 Plan”), which authorizes the issuance of 3,500,000 shares of our common stock. Awards under the 2016 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards.  Awards under the 2016 Plan may be granted to our employees, consultants, advisors and non-employee directors.  The 2016 Plan also includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including:

•  No repricing of underwater options or stock appreciation rights without stockholder approval.

•  No discounted option or SAR grants.

•  Minimum vesting period for all awards.

•  No liberal share recycling or reload provisions.

•  No liberal definition of “change in control.”

•  No automatic accelerated vesting of equity awards upon a change in control.

•  Limit on non-employee director awards.

Century Casinos, Inc. Compensation Policy

In November 2016, the Compensation Committee approved a new Compensation Policy applicable to our executives.  The Compensation Policy provides for (i) an annual incentive plan that rewards executives for the achievement of near-term corporate objectives and individual employee performance and provides a potential significant cash incentive-based award and (ii) a long-term incentive plan that is an equity award program that rewards executives based on their achievement of long-term corporate financial objectives and increases in total stockholder return.  The Compensation Policy sets forth the following objectives in establishing compensation for the Company’s executives:

•Aligning executive compensation with the Company’s corporate strategies, business objectives and the long-term interests of its stockholders;

•Incentivizing executives to achieve key strategic, financial and operational performance measures by linking the annual incentive plan awards and long-term incentive plan awards to the achievement of performance goals in these areas;

•Reinforcing executives’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, and promoting their retention, by providing a significant amount of total compensation opportunities in the form of equity;

•Successfully implementing the Company’s performance-based compensation philosophy;

•Attracting and retaining individuals of superior ability and managerial talent; and

•Encouraging employee retention through participation in the annual incentive plan and the long-term incentive plan.

In the Compensation Policy, the Compensation Committee adopted the following compensation “best practices,” which are designed to discourage unnecessary or excessive risk taking behavior by the Company’s employees:

•  Pay for performance.  Executive performance-based compensation and payments awarded under the annual incentive plan and the long-term incentive plan are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•  Mix of incentives.  A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.

•  Equity-based pay.  A significant portion of the executives’ compensation is in the form of equity awards that emphasize long-term value creation.

•  At-risk pay.  A significant portion of the executives’ compensation is “performance-based” or “at-risk.”

•  Significant vesting periods.  Awards granted to executives under the long-term incentive plan will generally vest following the completion of a three-year performance period.  Stock options granted to executives generally vest over a four-year period.

•  Compliance with additional compensation policies.  Executives are required to comply with the Company’s Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy, which are described in more detail below.

Annual and Long-Term Incentive Plans

During 2016, following significant outreach by us to our major stockholders regarding any concerns they may have about our executive compensation programs and policies, the Compensation Committee revised the design of our executive compensation program to, among other things, increase the amount and type of performance-based compensation granted to our executive officers. In 2016, with the assistance of an independent advisor hired by the Compensation Committee, the Compensation Committee developed (i) an annual incentive plan, pursuant to which the Company plans to grant cash awards to senior management based on the Company’s achievement of certain performance measures, and (ii) a long-term incentive plan for senior management, pursuant to which the Company plans to grant performance stock units (“PSUs”) to senior management annually.

Under the annual incentive plan, beginning in 2017, the Compensation Committee plans to award performance-based grants to our senior management that will be paid out based on our achievement of specified performance measures, currently consisting of net operating revenue, over a one-year performance period. Threshold, target and maximum payout opportunities established for the annual incentive plan awards will be used to calculate the amount of cash earned by award recipients following the end of the performance period, which amount may range from 0% to 200% of the target amount.  The annual incentive plan awards will replace the annual discretionary bonuses that the Compensation Committee has historically granted to senior management.

In March 2017, under the new long-term incentive plan, the Compensation Committee approved the grant of PSUs (the “2017 PSUs”) to our senior management.  Each 2017 PSU that vests represents the right to receive one share of our common stock. The 2017 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return and Adjusted EBITDA (each, as defined below under “Elements of Compensation – Long-term Incentive Compensation”), over a performance period of three years, beginning January 1, 2017. Threshold, target and maximum payout opportunities established for the 2017 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount.  Any 2017 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to us today and in the future.

Our current short-term executive compensation structure consists of base salary and annual incentive compensation in the form of cash bonuses.  Beginning in 2017, compensation under our new annual incentive plan will be performance-based. Our long-term executive compensation consists of equity awards, which have been in the form of stock options and, beginning in 2017, also include PSU awards. The Compensation Committee believes that granting stock option awards which generally vest over a four-year period, and PSU awards, which generally vest following the completion of a three-year performance period, to our named executive officers promote retention and motivate our named executive officers to achieve our long-term business objectives since the ultimate value of their equity awards is strongly related to their long-term contributions to our Company.

We continually assess and evaluate the internal and external competitiveness of all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We seek to ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Due to the highly competitive nature of the gaming industry, it is important for our pay plans to provide us with the ability to recruit, retain and internally develop top executive talent.

Consideration of Say-on-Pay Results and Stockholder Outreach

At our Annual Meeting of Stockholders held on June 9, 2016, we conducted our annual advisory vote on the 2015 compensation program for our named executive officers (“Say-on-Pay”). The 2015 compensation of our named executive officers received support from approximately 71% of the shares present and entitled to vote on the Say-on-Pay proposal. The Compensation Committee was pleased that we received a significant increase in stockholder support for our 2015 compensation program compared to our 2014 compensation program, which we believe was a result of our significant stockholder outreach efforts and recent improvements made to our compensation policies. However, the Compensation Committee and the Board also recognized the need to make additional improvements to our overall compensation programs and policies during 2016.  In response to the feedback we received from our stockholder outreach as well as the Say on Pay vote, during 2016, the Compensation Committee focused on aligning executive compensation more closely with our performance and the long-term interests of the Company’s stockholders. As a result, the Compensation Committee adopted, effective in 2017, a performance-based annual incentive plan and a long-term incentive plan to grant PSUs to our senior management based on quantifiable performance metrics established in advance by the Compensation Committee. We will continue to consider the outcome of our Say-on-Pay vote results when determining the compensation of our named executive officers in the future.

Roles in Establishing Compensation

When determining the compensation of our named executive officers, the Compensation Committee conducts its own analysis, and solicits advice from internal company resources, which may include, but are not limited to, our Co-Chief Executive Officers and Executive Vice President and Corporate Secretary. The Compensation Committee may also receive recommendations from an independent advisor that it retains, as was the case in 2016. Although the Compensation Committee did not formally establish a peer group in 2016, it is currently considering certain peer group recommendations provided by its independent advisor.

Our Co-Chief Executive Officers annually review the performance of our named executive officers and, based on these reviews, recommend to the Compensation Committee compensation for all named executive officers. The Compensation Committee reviews the recommendations and makes the final decisions regarding compensation paid to our senior executives, including base pay, annual incentive bonuses and equity awards. Due to the highly specialized nature of our business, the Compensation Committee generally relies on internal resources and limits the external resources considered when establishing compensation to market data from the gaming industry.

Elements of Compensation

Base Salary

The Compensation Committee sets base salaries for our named executive officers based on a variety of factors, including:

∠	the nature and responsibility of the position;
∠	the experience and contribution of the named executive officer;
∠	the named executive officer’s performance, including whether individual objectives were met or exceeded during a particular period;
∠	additional duties or responsibilities of the named executive officer or organizational changes in our Company;
∠	the complexity of our international operations and transactions;
∠	the amount of international travel by the named executive officer; and
∠	retention.

Dr. Haitzmann received a base salary consisting of (i) €220,000 (approximately $231,784 based on the exchange rate in effect on December 31, 2016)  paid directly to him and (ii) an annual management fee of $360,000 paid on a monthly basis to Flyfish Management & Consulting AG. Mr. Hoetzinger received a base salary consisting of (i) €220,000 (approximately $231,784 based on the exchange rate in effect on December 31, 2016)  paid directly to him and (ii) an annual management fee of $360,000 paid on a monthly basis to Focus Lifestyle and Entertainment AG.  The base salary of each of the Co-Chief Executive Officers has not been increased since 2013.

In November 2013, the Compensation Committee increased the base salary of each of the Co-Chief Executive Officers from €70,000 to €220,000 in recognition of their performance and additional responsibilities as a result of our expanded international operations and to closer align their base salaries with the base salaries of comparable companies in the gaming industry. In connection with the salary increases in 2013, each Co-Chief Executive Officer is required to use 25% of the after-tax amount of the salary increase to purchase our common stock.

For 2016, Ms. Stapleton received a base salary of $140,000 and Mr. Terler received a base salary of €110,000 (approximately $115,892 based on the exchange rate in effect on December 31, 2016). The base salaries of Ms. Stapleton and Mr. Terler were the same in 2015 and 2016.

The Compensation Committee did not adjust the salaries of any named executive officers during 2016 because it was focused on developing our new annual and long-term incentive plans. In the future, the Compensation Committee plans to evaluate the salaries of the named executive officers when it is considering their total target compensation, including salary, annual bonuses and equity awards, which may be in the form of PSUs or stock options. The Compensation Committee believes that the base salaries of the named executive officers are fair and competitive with those of executive officers at comparable companies in the gaming industry.

Annual Incentive Compensation

The Compensation Committee considers salaries and bonuses and, in the case of our Co-Chief Executive Officers, the management agreements, in determining the competitiveness of the total compensation package. At the end of our fiscal year, the Compensation Committee reviews and approves all bonus payments. Historically, in determining whether bonuses should be made and the amount of such bonuses, the Compensation Committee considered, among other things, growth in fundamental company value, market share, markets served, international diversification, risk spread, stock price development, revenue, Adjusted EBITDA, net earnings, operating margins, our positioning for future growth, comparison to companies in the gaming and entertainment industry that operate worldwide, and other measurements and performance criteria as the Compensation Committee deemed applicable and appropriate, including our increased international exposure due to our significant international operations.

The Compensation Committee determined the bonuses earned for 2016 by senior management based on recommendations from the Compensation Committee’s independent advisor regarding the size of the bonus pool based on its analysis and benchmarking of comparable companies and metrics that the Compensation Committee should consider in determining annual incentive bonuses for 2017 and thereafter, which include a comparison of financial results to budgeted targets. The Compensation Committee considered the 2016 financial and operating results of our Company discussed in “2016 Company Business Developments” above, including the increases in net operating revenue, earnings from operations and Adjusted EBITDA, the factors contributing to the decrease in net earnings attributable to Century Casinos, Inc. shareholders and earnings per share, acquisition and development activity, and the business decisions taken and implemented to achieve those results. The Compensation Committee determined that the 2016 annual incentive bonuses for the named executive officers were appropriate because of the results achieved in 2016 and the overall performance of management to position the Company for future growth and success. The following table shows the amounts of the annual incentive bonuses for 2016 awarded to our named executive officers by the Compensation Committee:

2016 Annual Incentive Bonus
Erwin Haitzmann	$233,152
Peter Hoetzinger (1)	$233,152
Margaret Stapleton	$69,946
Andreas Terler	$69,946

(1)	Mr. Hoetzinger’s bonus was paid to Focus Lifestyle and Entertainment AG pursuant to his management agreement.

Beginning in 2017, the Compensation Committee plans to award performance-based grants to our senior management under our new annual incentive plan.  The awards will be paid out based on our achievement of specified performance measures, currently consisting of net operating revenue, over a one-year performance period. Threshold, target and maximum payout opportunities established for the annual incentive plan awards will be used to calculate the amount of cash earned by award recipients following the end of the performance period, which amount may range from 0% to 200% of the target amount.

Long-term Incentive Compensation

Historically, the Compensation Committee has granted equity awards to our named executive officers, other employees and members of the Board to promote our long-term success and enhance our value by linking the personal interests of those individuals to those of our stockholders and to provide an incentive to those individuals for outstanding performance that generates superior returns to our stockholders. The amount of equity awards to be issued is based on the discretion of the Compensation Committee. We have been able to motivate, attract and retain the services of key employees by periodically granting equity awards under our equity plans. At our Annual Meeting of Stockholders held on June 9, 2016,  our stockholders approved the 2016 Plan, which provides for the grant of awards to eligible individuals in the form of stock, restricted stock, stock options, performance units or other stock-based awards.

During 2016, the Compensation Committee revised the design of our executive compensation program by developing a long-term incentive plan for senior management, pursuant to which we plan to grant PSUs to senior management annually.  Under the new long-term incentive plan, executive officers will receive at-risk, performance-based compensation and payments based on pre-determined, measurable performance objectives approved by the Compensation Committee.

Stock Option Awards

The exercise price of each option grant is equal to the fair market value of our common stock (based on the closing price on NASDAQ) on the date of grant. The number of shares covered by any grant is generally determined by the Compensation Committee based on the recipient’s position, salary at the time of grant, amounts granted in previous years, and the then current stock price. Grants may be made to reflect increased responsibilities, to reward extraordinary performance or to encourage executives to have a long-term view of our success. The stock options generally vest over a four-year period.

The named executive officers did not receive any stock option awards for 2015 and 2016, due in part to the Compensation Committee’s practice of only granting stock option awards once every several or more years and because the stock options granted to the named executive officers in 2014 were expected to be long-term incentive compensation for the named executive officers for multiple years. In addition, the named executive officers did not receive any stock option awards in 2016 due to the Compensation Committee’s adoption of the new long-term incentive plan for senior management and its plans to grant PSUs to senior management beginning in 2017.

Performance Stock Units

In March 2017, under the new long-term incentive plan, the Compensation Committee approved the grant of 2017 PSUs to our senior management.  Each 2017 PSU that vests represents the right to receive one share of our common stock. The 2017 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return and Adjusted EBITDA, over a three-year performance period, beginning January 1, 2017. Relative total stockholder return is calculated as the difference, whether positive or negative, between our total stockholder return minus the total stockholder return of the S-Network Global Gaming Index. Adjusted EBITDA is calculated as net earnings (loss) attributable to Century Casinos, Inc. shareholders adjusted to exclude the impact of interest expense (income), income taxes (benefit), depreciation, amortization, non-controlling interest (earnings) losses and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, results of discontinued operations, (gain) loss on foreign currency transactions, gain on business combination and certain other one-time items. The relative total stockholder return performance measure constitutes 25% of the PSU award, and the Adjusted EBITDA performance measure constitutes 75% of the PSU award.  The relative total stockholder return and Adjusted EBITDA performance measures are calculated independently.  Threshold, target and maximum payout opportunities established for the 2017 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative total stockholder return or the Adjusted EBITDA performance measures, but not both, must be achieved. Any 2017 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period.  The Compensation Committee plans to grant PSU awards, which may contain different performance measures and other terms, to senior management on an annual basis beginning in 2017.  The Compensation Committee granted the following target number of 2017 PSUs to the named executive officers on March 2, 2017:

Target Number of 2017 PSUs
Erwin Haitzmann	50,391
Peter Hoetzinger	50,391
Margaret Stapleton	15,117
Andreas Terler	15,117

Personal Benefits and Perquisites

Our use of perquisites as an element of compensation is limited. The Compensation Committee does not view perquisites as a significant element of our compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. Besides certain life insurance contributions and change of control protections, we generally provide broad-based perquisites to our executives and other employees. Executives and all other employees are eligible to participate in various benefit programs such as medical, dental and vision insurance, life insurance, both short and long-term disability, and employer contributions to the Century Casinos, Inc. 401(k) Savings and Retirement Plan. Relocation benefits are available and are negotiated on an individual basis when an employee is hired.

In addition to our group benefits, Dr. Haitzmann and Mr. Hoetzinger are also entitled to:

∠

A Company-paid life insurance policy. Dr. Haitzmann’s policy provides a maximum life insurance benefit of €349,975 (approximately $369,328 based on the exchange rate in effect on December 31, 2016), payable in either a single lump sum or as an annuity. Mr. Hoetzinger’s policy provides a maximum life insurance benefit of €418,032 (approximately $441,148 based on the exchange rate in effect on December 31, 2016), payable in either a single lump sum or as an annuity;

∠

Long term disability or death benefits equal to 1/12 of the executive’s annual salary in effect at the time of disability or death, paid monthly for a period of 12 months from the date of disability or death; and

∠

The use of an automobile provided and paid for by us for business and personal purposes; provided, however, that Dr. Haitzmann may choose to receive a monthly car allowance in lieu of our providing him with the use of an automobile.

Change of Control and Severance Benefits

Employment Agreements. We have entered into employment agreements with certain of our executive officers, including our Co-Chief Executive Officers, which are described below under “Executive Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change of control or a termination without cause by us, each as is defined in the agreements.

Our 2016 Plan and our previous equity incentive plans under which we have issued equity awards to our executive officers provide for accelerated vesting of stock awards following a change of control, as defined in such plans, under certain circumstances.

The change of control provisions and the related severance compensation provisions of the employment agreements with our executive officers and our equity incentive plans are designed to meet the following objectives:

Change of Control.  Many larger, established casino companies may consider companies at similar stages of growth as us as potential acquisition targets as a means of adding value to their company. In some scenarios, the potential for merger or acquisition may be in the best interests of our stockholders. In certain cases, we provide severance compensation if an executive is terminated as a result of a corporate transaction in order to maintain the continuity of management during the transaction and in order to promote the ability of our executive officers to act in the best interests of our stockholders even though there is a possibility that they could be terminated as a result of the transaction.

We define a “change of control” in the employment agreements as follows:

∠	Any unaffiliated person or entity becoming the beneficial owner of a majority of the voting rights of our outstanding securities;
∠	The triggering of the issuance of stock rights to stockholders pursuant to our stock rights agreement, as amended from time to time;
∠	The replacement during any two calendar years of half or more of our Board;
∠	The replacement or rejection of one or more persons nominated to be a director by our Board before any change of control;
∠	The election of one or more persons to our Board that have not been nominated by our Board prior to any change of control;
∠	Dr. Haitzmann ceases to serve as our Chairman, except by reason of his death or permanent disability (as stated in Mr. Hoetzinger’s employment agreement);
∠	Mr. Hoetzinger ceases to serve as our Vice Chairman, except by reason of his death or permanent disability (as stated in Dr. Haitzmann’s employment agreement); or
∠	The holders of securities approve a merger, consolidation or liquidation of our Company.

Termination Without Cause By Us.  If we terminate the employment of Dr. Haitzmann or Mr. Hoetzinger without cause, we are obligated to continue to pay their base salary and bonus for a specified period of time, as per the executive officer’s employment agreement. We believe this is appropriate because (i) the terminated executive officer is bound by confidentiality and non-compete provisions covering a specified period of time; (ii) we and the executive officer have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interests of us and our stockholders; and (iii) the terminated executive receives a fair severance payment that is defined in advance of a termination without cause.

For this scenario, we define “cause” for Dr. Haitzmann and Mr. Hoetzinger as follows:

∠

The failure of the employee for any reason, within 30 days after receipt by the employee of written notice thereof from us, to correct, cease, or otherwise alter any specific action or omission to act that constitutes a material and willful breach of such employee’s employment agreement that is likely to result in material damage to us; or

∠	Any willful gross misconduct likely to result in material damage to us.

Termination With Cause By Employee.  Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements provide severance in the event they terminate their employment with us for cause. This scenario would be treated similarly to a termination without cause by us for the same reasons provided for that situation, as described above.

For this scenario, we define “cause” as follows:

∠

Our failure for any reason, within 30 days after receipt by us of written notice from the employee, to correct, cease, or otherwise alter any material adverse change in the conditions of such employee’s employment, including, but not limited to any change in his title or position, or the duties of such position, unless the employee consents in writing to such change; or

∠	A change of control, as defined above, has occurred.

Management Agreements. In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish Management & Consulting AG, a Swiss corporation that is beneficially owned by Dr. Haitzmann, and with Focus Lifestyle and Entertainment AG, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.

Termination with Cause by Consultant or without Cause by Us.  The management agreements provide for certain payments and benefits to be made to Flyfish Management & Consulting AG and/or Focus Lifestyle and Entertainment AG should either or both of them terminate the agreement for cause or should either or both of them be terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

A “change of control” under the management agreements is the same as a change of control under the employment agreements, as defined above.

For more information on our potential payments to named executive officers in connection with a termination or change of control, please see “Executive Compensation – Potential Payments upon Termination or Change of Control” below.

Compensation Policies

In conjunction with the Compensation Committee’s recent review of our compensation practices, in 2016 we adopted (i) an overall Compensation Policy, which is described above under “Recent Developments in Our Compensation Program – Century Casinos, Inc. Compensation Policy,” and (ii) several additional policies that we believe are important and consistent with governance and compensation policy best practices, which are included in our Compensation Policy and are described below.

Stock Ownership Policy.   It is our policy that all of our executive officers should have a significant financial stake in us.  To that end, we have adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to directly or beneficially own shares of our common stock with a value at least equal to the amount shown below:

∠	Co-CEOs – Three times annual base salary
∠	All other executive officers – One times annual base salary

The amount of annual base salary includes any management fees paid to a Co-CEO, a family foundation or a company directly or beneficially owned by such Co-CEO or a subsidiary thereof in connection with a management agreement entered into between any of such parties and the Company or any subsidiary of the Company. Shares to be counted for purposes of the ownership guidelines will be fully-vested outstanding shares of which the individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Exchange Act.  For each Co-CEO, shares counted for purposes of the ownership guidelines include any shares owned by a  family foundation or a company directly or beneficially owned by a Co-CEO or a subsidiary thereof.  Shares subject to a compensatory equity-based award of any kind that has not yet vested and shares subject to an option or stock appreciation right that has not yet been exercised will not be counted toward satisfaction of the stock ownership guidelines. Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the ownership guidelines.

In addition, effective as of November 2013 each of the Co-Chief Executive Officers received a base salary increase of €150,000. In connection with the salary increase, the Compensation Committee amended the employment agreement of each Co-Chief Executive Officer to require each Co-Chief Executive Officer to use 25% of the after-tax salary increase to purchase our common stock. In August 2014, the Compensation Committee revised the Co-Chief Executive Officers’ stock purchase requirement to provide that each Co-Chief Executive Officer has a three-year time period, which began on January 1, 2014, to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary. Messrs. Haitzmann and Hoetzinger each purchased additional shares in December 2014 pursuant to this requirement.

Hedging and Pledging.  We have adopted a policy that provides for restrictions on equity transactions, including prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees.

Clawback Policy. We have adopted a policy for recovery of incentive compensation from our executive officers under certain circumstances. The policy provides that we will, in all appropriate circumstances as determined by the Compensation Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after April 22, 2016, which is the date our Board of Directors adopted the policy, where the Compensation Committee has determined that all of the following factors are present:

∠	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;
∠

The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

∠	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In those circumstances, we will, to the extent deemed appropriate by the Compensation Committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

In addition, under the terms of the 2016 Plan and equity award agreements under the 2016 Plan, equity awards may be subject to forfeiture, recovery by us or any other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

Other Equity-Related Policies.  The 2016 Plan requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The 2016 Plan also prohibits re-pricing or exchanging underwater stock options under the 2016 Plan without stockholder approval.

Tax and Other Considerations

In designing our compensation programs, we take into account the various tax and accounting rules associated with different forms of compensation. Our executive compensation plans will generally be designed and implemented to maximize tax deductibility. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid any taxable year to any “covered employee” (defined as a corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) as of the end of the taxable year). However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We generally seek to preserve tax deductions for executive compensation, but non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Gottfried Schellmann

Dinah Corbaci

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the foregoing report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE COMPENSATION

The table below sets forth the compensation earned in 2016,  2015 and 2014 by our named executive officers.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Erwin Haitzmann	2016	621,361	(6)	233,152		-	81,762	936,275
Chairman of the Board and Co-Chief Executive Officer	2015	614,272	(6)	150,000	(8)	-	45,854	810,126
	2014	673,010	(6)	150,000	(8)	1,179,405	62,326	2,064,741

Peter Hoetzinger	2016	620,157	(7)	233,152	(9)	-	69,122	922,431
Vice Chairman of the Board, Co-Chief Executive Officer	2015	620,708	(7)	150,000	(9)	-	39,830	810,538
and President	2014	671,583	(7)	150,000	(9)	1,179,405	47,679	2,048,667

Margaret Stapleton	2016	140,000		69,946		-	10,727	220,673
Executive Vice President Principal Financial/	2015	140,000		35,000		-	11,226	186,226
Accounting Officer and Corporate Secretary	2014	138,114		35,000		196,568	11,499	381,181

Andreas Terler	2016	121,629		69,946		-	-	191,575
Managing Director of Century Casinos Europe GmbH, Vice	2015	121,887		30,524		-	-	152,411
President of Operations and Chief Information Officer	2014	142,900		31,075		262,090	-	436,065

(1)

Dr. Haitzmann, Mr. Hoetzinger and Mr. Terler are paid their base salaries in euros.  For Dr. Haitzmann, $261,361 of his 2016 salary, $254,272 of his 2015 salary and  $313,010 of his 2014 salary were paid in euros.   For Mr. Hoetzinger, $260,157 of his 2016 salary, $260,708 of his 2015 salary and $311,583 of his 2014 salary were paid in euros.  Amounts paid to Dr. Haitzmann and Mr. Hoetzinger pursuant to management agreements as described below in footnotes 6  and 7  of this table are paid in U.S. dollars. For Mr. Terler, his entire salary for 2016, 2015 and 2014  was paid in euros.  The amounts paid in euros were converted to U.S. dollars using the average monthly exchange rate applicable to the month during which such salary was earned, such rates ranging from 1.05 to 1.13 during 2016, 1.07 to 1.16 during 2015 and 1.38 to 1.23 during 2014.

(2)

Mr. Terler’s 2016 bonus was paid in U.S. dollars. The bonuses paid to Mr. Terler for 2015 and 2014 were paid in euros. The amounts shown in the table for the 2015 bonus and the 2014 bonus were converted to U.S. dollars based on the exchange rate of 1.11 in February 2016 and 1.13 in February 2015, respectively.

(3)

The amounts shown in this column represent the aggregate grant date fair values of the stock options awarded on December 26, 2014. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 10 to the Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2016.

(4)

Dr. Haitzmann’s and Mr. Hoetzinger’s other compensation for 2016 includes premiums paid on medical and life insurance policies and the portion of our expense for automobiles provided to our Co-Chief Executive Officers attributable to personal use during 2016.  Dr. Haitzmann has elected to receive a monthly car allowance from us. We estimate that approximately 35% of the annual lease cost for Mr. Hoetzinger’s automobile represents the amount attributable to personal use. Ms. Stapleton’s other compensation for 2016 includes premiums paid on medical insurance. These amounts are broken out as follows:

Name	Medical	Life	Automobile ($)	Total ($)
	Insurance ($)	Insurance ($)
Erwin Haitzmann	15,372	33,195	33,195	81,762
Peter Hoetzinger	14,489	20,580	34,053	69,122
Margaret Stapleton	10,727	-	-	10,727

(5)

The 2016,  2015 and 2014 amounts in the “All Other Compensation” column for Dr. Haitzmann and Mr. Hoetzinger were converted to U.S. dollars from euros based on the average monthly exchange rate applicable to the month during which such compensation was earned, such rates ranging from 1.05 to 1.13 during 2016, 1.07 to 1.16 during 2015 and 1.38 to 1.23 during 2014.

(6)

Includes $261,361, $254,272 and $313,010 for 2016,  2015 and 2014, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $360,000 for each of 2016,  2015 and 2014, which were paid to Flyfish Management & Consulting AG under a management agreement between Flyfish Management & Consulting AG and our subsidiary. Under this management agreement, we contract certain services from Flyfish Management & Consulting AG to be provided by Dr. Haitzmann and other members of the Flyfish Management & Consulting AG team. Flyfish Management & Consulting AG is a company beneficially owned by Dr. Haitzmann. See “Executive Agreements” below.

(7)

Includes $260,157, $260,708 and $311,583 for 2016,  2015 and 2014, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $360,000 for each of 2016, 2015 and 2014, which were paid to Focus Lifestyle and Entertainment AG under a management agreement between Focus Lifestyle and Entertainment AG and our subsidiary. Under this management agreement, we contract certain services from Focus Lifestyle and Entertainment AG to be provided by Mr. Hoetzinger and other members of the Focus Lifestyle and Entertainment AG team. Focus Lifestyle and Entertainment AG is a wholly-owned subsidiary of The Hoetzinger’s Family Foundation (“Hoetzinger Familienprivatstiftung”). See “Executive Agreements” below.

(8)	Represents amounts paid to Flyfish Management & Consulting AG under the management agreement described in footnote (6) above.
(9)	Represents amounts paid to Focus Lifestyle and Entertainment AG under the management agreement described in footnote (7) above.

GRANTS OF PLAN-BASED AWARDS

The named executive officers were not granted any equity awards during 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the number of options held by our named executive officers as of December 31, 2016.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)
Erwin Haitzmann	12/26/2014	337,500	112,500	5.05	12/26/2024
Peter Hoetzinger	12/26/2014	337,500	112,500	5.05	12/26/2024
Margaret Stapleton	05/26/2010	15,000	-	2.30	05/26/2020
	12/26/2014	56,250	18,750	5.05	12/26/2024
Andreas Terler	07/03/2007	10,000	-	9.00	07/03/2017
	12/26/2014	50,000	25,000	5.05	12/26/2024

(1)

The options granted on July 3, 2007 and May 26, 2010 vested 10% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 40% on the fourth anniversary of the grant date. The options granted on December 26, 2014 vest 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date.

(2)	All options included in the above table expire ten years from the date of grant.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table sets forth the options exercised and stock vested during 2016 for our named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Erwin Haitzmann	-	-
Peter Hoetzinger	-	-
Margaret Stapleton	3,451	15,737	(1)
Andreas Terler	-	-

(1)	Based on the closing price ($5.49) of our common stock on the NASDAQ Capital Market on June 17, 2016, the date the options were exercised.

Executive Agreements

Employment Agreements

In October 2001, we entered into separate employment agreements with Dr. Haitzmann and Mr. Hoetzinger. The agreements were amended in February 2003 to extend the employment periods to December 31, 2008 and to specify the duties of Dr. Haitzmann and Mr. Hoetzinger. The agreements were further amended in February 2005 to assign the employment agreements to our wholly-owned foreign subsidiary, to include changes to the employees’ salary and termination clauses, and to extend the employment periods to December 31, 2009 and for five-year renewable periods thereafter, unless sooner terminated by them or us. Effective September 2006, the employment agreements were further amended to provide each executive officer with life insurance. On November 3, 2014, the employment periods were extended to December 31, 2019. On September 30, 2015, Dr. Haitzmann’s employment agreement was further amended to assign his employment agreement to another of our wholly-owned subsidiaries and to include changes to carryover benefits in connection with such assignment.

In November 2013, the Compensation Committee approved an €150,000 increase in the annual salary of each of the Co-Chief Executive Officers, effective as of November 2013. In connection with the salary increase, the Compensation Committee amended the employment agreement of each Co-Chief Executive Officer to require each Co-Chief Executive Officer to use 25% of the after-tax salary increase to purchase our common stock. In August 2014, the Compensation Committee revised the Co-Chief Executive Officers’ stock purchase requirement to provide that each Co-Chief Executive Officer has a three-year time period, which began on January 1, 2014, to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary.  Messrs. Haitzmann and Hoetzinger each purchased additional shares in December 2014 pursuant to this requirement.

Under the employment agreements, as compensation for the services rendered by Dr. Haitzmann and Mr. Hoetzinger to us, Dr. Haitzmann and Mr. Hoetzinger are paid not less than €220,000 (approximately $232,158 based on the exchange rate in effect on December 31, 2016) in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to them from time to time by the Compensation Committee. We provide Dr. Haitzmann and Mr. Hoetzinger with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as our executives. Dr. Haitzmann and Mr. Hoetzinger are also each entitled to the use of an automobile provided to them and paid for by us for business and personal purposes; provided that Dr. Haitzmann may elect to receive a monthly automobile allowance instead of using an automobile provided by us.

If either or both of Dr. Haitzmann and/or Mr. Hoetzinger dies or becomes disabled during the term of his employment, the employment agreements provide for the continuation of salary for 12 months.

The employment agreements provide for certain payments and benefits to be made to Dr. Haitzmann and/or Mr. Hoetzinger should either or both of them be terminated without cause or should either or both of them terminate their own employment for cause or in the case of a change of control.  These payments and benefits include: (i) continuation of salary and bonuses for three years from the notification of termination, (ii) immediate vesting of all outstanding equity awards, (iii) an option to serve as a consultant for an additional three years at current salary plus previous year’s bonus and current benefits, and (iv) being made whole on an after-tax basis with respect to any taxes that might become payable as a result of any action or provision in connection with a change of control. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

Management Agreements

In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish Management & Consulting AG, a Swiss corporation that is beneficially owned by Dr. Haitzmann, and with Focus Lifestyle and Entertainment AG, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.  Under the management agreement with Flyfish Management & Consulting AG, executive casino management services from Flyfish Management & Consulting AG are provided to us by a team of persons, of which Dr. Haitzmann is a member. Under the management agreement with Focus Lifestyle and Entertainment AG, executive casino management services from Focus Lifestyle and Entertainment AG are provided to us by a team of persons, of which Mr. Hoetzinger is a member. The management agreements with Flyfish Management & Consulting AG and Focus Lifestyle and Entertainment AG are effective through December 31, 2021 and for five-year renewable periods thereafter, unless sooner terminated by them or by us. The management agreements provide for an annual base management fee of $360,000 to each of Flyfish Management & Consulting AG and Focus Lifestyle and Entertainment AG, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee. Payments to each of these management companies are included as salary to the respective executive in the Summary Compensation Table.

The management agreements also provide for certain payments and benefits to be made to Flyfish Management & Consulting AG and/or Focus Lifestyle and Entertainment AG should either or both of them terminate the agreement for cause or should either or both of them be terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

For the purposes of the prior two paragraphs, a “change of control” is as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with certain of our named executive officers that require us to make payments and provide various benefits in the event of the executive’s termination or a change of control.

The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Erwin Haitzmann and Peter Hoetzinger. Pursuant to Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements and management agreements, if we terminate these agreements without cause, if either officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

∠	a lump sum cash benefit payment of three times his current annual salary and management fee, plus three times his average bonus for the last three years;
∠

at his sole option, elect to serve as a consultant to us for an additional period of three years in exchange for receiving annually his current base salary, the current management fee under the management agreement, his previous year’s bonus and current benefits. During such additional period of three years, he would be required to keep himself reasonably available to us to render advice or to provide services for no more than 30 days per year;

∠

all of his and his management company’s unvested stock and stock options shall immediately vest and he will have the option to (i) receive an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model, or (b) the “in-the-money value” of his options as of the date of such written notice; or (ii) receive an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination; and

∠	being made whole on an after-tax basis with respect to any taxes that may become payable as a result of any action or provision in connection with a change of control.

If either Dr. Haitzmann or Mr. Hoetzinger terminates his agreement without cause, we have the option of either (i) to accept his resignation, effective immediately on receipt of such written notice; or (ii) to require him to continue to perform his duties hereunder, for a period not to exceed six months from the date of receipt of such written notice. In either event, he shall continue to receive the same compensation and management fee for a period of six months from the date of written notice or termination. Such compensation shall be paid to him in six equal, successive monthly payments, beginning on the first day of the month immediately following the date of written notice of termination. Upon termination due to death or disability, Dr. Haitzmann and Mr. Hoetzinger are each entitled to receive 12 months of salary paid on a monthly basis.

Under the terms of the employment agreements, each executive is required to not disclose any confidential or proprietary information relating to us to third parties.

Assuming Dr. Haitzmann was terminated on December 31, 2016 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $8.23 per share of common stock, which was the closing price of our stock on December 30, 2016, Dr. Haitzmann would have been eligible for the following payments and benefits:

	Salary ($)(1)	Bonus ($)(2)	Value of Continued Benefits ($)(3)	Value of Austrian Severance Benefits ($)(4)	Value of Accelerated Option Awards ($)(5)	Total ($)
By Company with Cause	-	-	-	-	-	-
By Company without Cause	3,728,164	1,232,608	46,116	256,978	5,697,692	10,961,558
By Employee with Cause	3,728,164	1,232,608	46,116	256,978	5,697,692	10,961,558
By Employee without Cause	310,680	-	-	-	-	310,680
Upon Change of Control (6)	4,731,900	1,609,238	46,116	256,978	5,697,692	12,341,925
Retirement	310,680	-	-	256,978	-	567,658
Disability	261,361	-	-	256,978	-	518,338
Death (7)	261,361	-	-	128,489	-	389,849

(1)

Dr. Haitzmann and Flyfish Management & Consulting AG would have been paid a lump sum of $1,864,082 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,864,082  would have been paid over a three-year period. Dr. Haitzmann’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(2)

Dr. Haitzmann and Flyfish Management & Consulting AG would have been paid a lump sum of $533,152 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $699,456  would have been paid over a three-year period.

(3)	Consists of medical benefits payable for a period of three years.
(4)	Under Austrian law, Dr. Haitzmann is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(5)

Dr. Haitzmann has stock options for 450,000 shares, of which 112,500 options remain unvested, as of December 31, 2016. The value includes a tax gross-up using a tax rate of 35%. The Malta tax rate for individuals is a progressive rate from 0% to 35%, the highest rate was used to calculate the value of accelerated option awards.

(6)	In accordance with the terms of Dr. Haitzmann’s employment agreement, the amounts of Dr. Haitzmann’s salary, bonus and acceleration of his option awards include a tax gross-up using a tax rate of 35%.
(7)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

Assuming Mr. Hoetzinger was terminated on December 31, 2016 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $8.23 per share of common stock, which was the closing price of our stock on December 30, 2016, Mr. Hoetzinger would have been eligible for the following payments and benefits:

	Salary ($)(1)	Bonus ($)(2)	Value of Continued Benefits ($)(3)	Value of Austrian Severance Benefits ($)(4)	Value of Accelerated Option Awards ($)(5)	Total ($)
By Company with Cause	-	-	-	-	-	-
By Company without Cause	3,720,940	1,232,608	43,467	155,190	8,230,000	13,382,205
By Employee with Cause	3,720,940	1,232,608	43,467	155,190	8,230,000	13,382,205
By Employee without Cause	310,078	-	-	-	-	310,078
Upon Change of Control (6)	5,994,848	2,087,499	43,467	155,190	8,230,000	16,511,003
Retirement	310,078	-	-	155,190	-	465,268
Disability	260,157	-	-	155,190	-	415,347
Death (7)	260,157	-	-	77,595	-	337,752

(1)

Mr. Hoetzinger and Focus Lifestyle and Entertainment AG would have been paid a lump sum of $1,860,470 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,860,470 would have been paid over a three-year period. Mr. Hoetzinger’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(2)

Mr. Hoetzinger and Focus Lifestyle and Entertainment AG would have been paid a lump sum of $533,152 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $699,456 would have been paid over a three-year period.

(3)	Consists of medical benefits payable for a period of three years.
(4)	Under Austrian law, Mr. Hoetzinger is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(5)

Mr. Hoetzinger has stock options for 450,000 shares, of which 112,500 options remain unvested, as of December 31, 2016. The value includes a tax gross-up using a tax rate of 55%. The Austrian tax rate for individuals is a progressive rate from 0% to 55%, the highest rate was used to calculate the value of accelerated option awards.

(6)

In accordance with the terms of Mr. Hoetzinger’s employment agreement, the amounts for Mr. Hoetzinger’s salary, bonus and acceleration of his option awards include a tax gross-up using a tax rate of 55%.

(7)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

Margaret Stapleton.  Ms. Stapleton does not have an employment agreement with us.  If we terminate her employment without cause she would be entitled to all earned salary through the last day of employment. Ms. Stapleton is not entitled to any payments and there is no acceleration of options upon a change of control.

Andreas Terler. Pursuant to Mr. Terler’s employment agreement, if we terminate his agreement without cause he will be entitled to all earned salary through the last day of employment. Mr. Terler is not entitled to any payments upon a change of control under his employment agreement. However, 75,000 stock options granted to Mr. Terler in 2014 will vest immediately under the terms of his option award agreement.

Assuming Mr. Terler was terminated on December 31, 2016 or that a change of control occurred on such date, and assuming that the market value of his unvested equity awards was $8.23 per share of common stock, which was the closing price of our stock on December 30, 2016, Mr. Terler would have been eligible for the following payments and benefits:

	Salary ($)	Bonus ($)	Value of Continued Benefits ($)	Value of Austrian Severance Benefits ($)	Value of Accelerated Option Awards ($)(1)	Total ($)
By Company with Cause	-	-	-	-	-	-
By Company without Cause	-	-	-	-	-	-
By Employee with Cause	-	-	-	-	-	-
By Employee without Cause	-	-	-	-	-	-
Upon Change of Control	-	-	-	-	1,554,556	1,554,556
Death or Disability	-	-	-	-	-	-

(1)

Mr. Terler has stock options for 75,000 shares, of which 25,000 options remain unvested, that allow for immediate vesting due to change of control as of December 31, 2016. The value includes a tax gross-up using a tax rate of 55%. The Austrian tax rate for individuals is a progressive rate from 0% to 55%, the highest rate was used to calculate the value of accelerated option awards.

EQUITY COMPENSATION PLAN INFORMATION

Information relating to securities authorized for issuance under our equity compensation plans as of December 31, 2016 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)		Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders	785,386	(1)	5.04	3,500,000	(2)
Equity compensation plans not approved by security holders	-		-	-
Total	785,386		5.04	3,500,000

(1)

As of December 31, 2016, there were 785,386 shares of common stock issuable upon exercise of outstanding options and other rights exercisable under our Amended and Restated 2005 Equity Incentive Plan, which expired in June 2015.

(2)	In June 2016, our stockholders approved the 2016 Plan. As of December 31, 2016, no equity awards had been issued under the 2016 Plan.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements of the Company for the year ended December 31, 2016. The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 10, 2017.

Audit Committee:

Robert S. Eichberg, Chairman

Gottfried Schellmann

Dinah Corbaci

PROPOSAL NO.  2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. On September 6, 2013, we engaged Deloitte & Touche LLP as our independent registered public accounting firm. The services provided to us by Deloitte & Touche LLP during 2016 and 2015 are described under “Principal Accounting Fees and Services” below. Although ratification is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our financial statements. Notwithstanding the selection or ratification of Deloitte & Touche LLP, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, either in person or via telephone, to respond to appropriate questions and will have an opportunity to make a statement if the representative desires to do so.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Deloitte &  Touche LLP for the years ended December 31, 2016 and 2015:

	For the year ended December 31,
Fee Category	2016	2015
Audit Fees (1)	$1,011,420	$954,062	(2)
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,011,420	$954,062

(1)

Audit fees consist of fees incurred for professional services rendered for the audit of our consolidated financial statements included in our annual reports on Form 10-K, reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, consents for filings with the SEC and local statutory audits.

(2)	Includes $100,000 in 2015 audit fees that were billed following the issuance of the proxy statement for the 2016 annual meeting of stockholders.

The Audit Committee approved in advance all audit services provided in 2016 and 2015 including audit engagement fees and terms provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Exchange Act), all as required by applicable law or listing standards.

The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote.  Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. See “Compensation Discussion and Analysis”  and “Executive Compensation” above.

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements and recognizing the complexity of our international operations. We base our compensation primarily on experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry.

At our Annual Meeting of Stockholders held on June 15, 2015, we conducted our annual advisory vote on the 2014 compensation program for our named executive officers. The 2014 compensation of our named executive officers received support from approximately 50% of the shares present and entitled to vote on the proposal. In response to these results, the Compensation Committee and the Board recognized the need to further improve and strengthen our overall compensation policy. At the direction of the Compensation Committee and the Board, the Company’s Co-CEOs engaged in significant outreach to our major stockholders that represent approximately 46% of our total stock ownership to elicit feedback and discuss any concerns they may have about our executive compensation programs and policies. Although some stockholders expressed support for the Company’s compensation of executives, other stockholders commented that executive compensation should be aligned more closely with the Company’s performance and the long-term interests of the Company’s stockholders and that the Compensation Committee should consider a combination of quantifiable performance metrics in establishing executive compensation.

Based on these inputs, prior to the Annual Meeting of Stockholders held on June 9, 2016, the Compensation Committee made a number of changes to the Company’s compensation programs and policies.  It engaged an independent advisor to assist us with our overall executive compensation design, executive compensation benchmarking and analytics, and annual and long-term incentive plans.  The Compensation Committee recommended, and the Board of Directors approved a new Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy.  As a result of these efforts, the 2015 compensation of our named executive officers received support from approximately 71% of the shares present and entitled to vote on the proposal, which was a significant improvement over the voting results on our 2014 compensation program.

During 2016, the Compensation Committee continued its efforts to revise and improve the design of our executive compensation program.  In response to stockholder feedback and with the assistance of its independent advisor, the Compensation Committee approved (i) a new annual incentive plan, pursuant to which it plans to grant cash awards to senior management based on the Company’s achievement of certain performance measures, and (ii) a new long-term incentive plan, pursuant to which it plans to grant PSUs to senior management annually.  Under the new long-term incentive plan, a significant portion of the compensation paid to our executive officers will be at-risk, performance-based compensation based on pre-determined, measurable performance objectives approved by the Compensation Committee.  See “Compensation Discussion and Analysis—Elements of Compensation—Long-term Incentive Compensation” above. In 2016 the Compensation Committee also adopted a comprehensive Compensation Policy, which is described above under “Recent Developments in Our Compensation Program – Century Casinos, Inc. Compensation Policy.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 3. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. SEC rules also require our directors, officers and greater than 10% stockholders to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon review of the reports furnished to us and written representations from our directors and officers, all directors, officers and greater than 10% stockholders timely filed all reports regarding transactions in our securities required to be filed during 2016 under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Haitzmann, our Chairman and Co-Chief Executive Officer, and Mr. Hoetzinger, our Vice Chairman, Co-Chief Executive Officer and President, are Austrian citizens and have established wholly-owned companies or family trusts to hold a certain portion of their respective interests in us.  See “Security Ownership of Certain Beneficial Owners and Management.”

Our Audit Committee Charter provides that the Audit Committee must approve transactions between us and related parties for actual or apparent conflicts of interest. The Audit Committee defines a related party transaction as one between our directors and executive officers, their immediate family members and entities in which they hold a 5% or greater beneficial ownership interest, where the aggregate amount is expected to exceed $120,000 in any calendar year.

The Audit Committee approved the management agreements between us and entities indirectly owned by our Co-Chief Executive Officers, as described above under “Executive Agreements.”

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC's “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.

PROXY

CENTURY CASINOS, INC.

This Proxy is solicited by the Board of Directors

The undersigned stockholder of Century Casinos, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders, to be held online via the Internet at www.virtualshareholdermeeting.com/cnty2017 on Tuesday, June 13, 2017 and hereby appoints Erwin Haitzmann, Peter Hoetzinger or Margaret Stapleton, or any of them individually, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.  The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

(1)	To elect one Class II director to the Board of Directors.

      (The Board of Directors recommends a vote for the election of the following nominee.)

PETER HOETZINGER☐   FOR         ☐  AGAINST         ☐   ABSTAIN

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

      (The Board of Directors recommends a vote for ratification.)

☐   FOR         ☐  AGAINST         ☐   ABSTAIN

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

      (The Board of Directors recommends a vote for approval.)

☐   FOR         ☐  AGAINST         ☐   ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, June 13, 2017.

The Proxy Statement and annual report to stockholders are available at www.proxyvote.com.

(Continued and to be signed on reverse side)

(Continued from other side)

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder.  Unless contrary instructions are given, the shares represented by this proxy will be voted FOR the nominee set forth in Item 1, FOR Item 2 and FOR Item 3 and in the discretion of the proxy holders on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Dated this______ day of _________________, 2017

Signature__________________________________

Signature__________________________________

Please sign your name exactly as it appears on your stock certificate.  If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

☐   Please indicate if you plan to attend this meeting.